Exhibit 10.38

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) made and entered into this 1st day of August, 2006 (the “Effective Date”) by and between Daniel J. Oh with his principal residence address at 3327 Goldenrod Circle, Ames, Iowa (the “Executive”) and RENEWABLE ENERGY GROUP, INC. , a Delaware corporation having its principal place of business located in Ralston, Iowa (the “Company”);

W I T N E S S E T H :

WHEREAS, the Company has recently been incorporated and is seeking equity and debt financing to expand its business; and

WHEREAS, the Executive and the Company mutually desire to enter into this Agreement to facilitate the financing and expansion of its business; and

WHEREAS, the Executive is intended to be a key employee of the Company with significant access to confidential information and customers, suppliers and others having business relations with the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1. TERM OF EMPLOYMENT. The “Term of Employment” under this Agreement and the employment of the Executive by the Company hereunder shall initially be for a period commencing on the Effective Date of this Agreement and ending on the earlier of (i) the third anniversary of the Effective Date (the “Third Anniversary Date”) or (ii) the Date of Termination (as defined herein); provided, however, that, if the Term of Employment has not ended by the Third Anniversary Date, then, commencing on the Third Anniversary Date, the Term of Employment may be terminated by either the Company or Executive upon ninety (90) days prior written notice to the other party.

2. NATURE OF DUTIES.

(a) During the Term of Employment, the Executive shall initially serve as Chief Financial Officer and Executive Vice President and shall have such duties and responsibilities as may be determined by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company (the “Chief Executive Officer”), from time to time. In particular, the Executive shall have principal responsibility for corporate finance and investment activities, including, but not limited to, oversight for mergers and acquisitions, joint ventures and non-sales business development activities, and shall further be responsible for those responsibilities outlined in the current investor organizational chart attached hereto as Exhibit A. The Executive shall further participate in long-term strategy development and be a lead in the business planning process of the Company. In his capacity as Chief Financial Officer, the Executive shall report directly to the Chief Executive Officer.

(b) During the term of Employment and subject to periods of vacation and incapacity, the Executive agrees to devote his full attention, business time and efforts to the business and affairs of the Company and to discharge the responsibilities reasonably assigned to the Executive hereunder. During the Term of Employment, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees (provided that service on any corporate boards beyond those on which the Executive currently serves shall require the prior written approval of the Chief Executive Officer), (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) continue in his position as President of OEI, Inc., so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. As an acknowledgement of the Executive’s duties as President of OEI, Inc., the Company shall provide the Executive with one (1) additional day off per quarter, as needed, for use in support of OEI, Inc., with such additional time off to continue for a period of two (2) years following the Effective Date of this Agreement. The Company further acknowledges that such activity may require communication during the Company’s business hours through the Company’s communications system, provided, however, that the Executive agrees to minimize such activity as much as possible. In addition, the Company acknowledges that the Executive may continue in an advisory/shareholder relationship with ABG as to those projects currently involving the Executive’s expertise that will require continuing consultation, with such a relationship to continue no longer than is reasonably necessary, but in no event to continue past December 31, 2006. The Company acknowledges that incidental usage of the Company’s communication systems in any professional time in support of ABG may be required of the Executive and the Company accepts such activity to facilitate a friendly separation between the Executive and ABG in continuing good relations between the Company and ABG. The Executive shall serve as an executive for any Affiliate (as defined herein) as requested, from time to time, by the Chief Executive Officer without additional compensation.

3. PLACE OF PERFORMANCE. The Executive shall be based at the principal executive offices of the Company in Ralston, Iowa, except for required business travel. The Executive agrees to establish and maintain his principal residence within central Iowa (to include the City of Ames for purposes of this Agreement).

4. COMPENSATION.

(a) Annual Base Salary. During the Term of Employment, the Executive shall receive an annual base salary (as increased the “Annual Base Salary”) beginning in the first year of employment at two hundred sixty-five thousand dollars ($265,000.00), which shall be paid in conformity with the Company’s payroll policies relating to salaried employees. The Annual Base Salary for the second year of employment will be set within a range of two hundred eighty-five thousand dollars ($285,000.00) to three hundred twenty-five thousand dollars ($325,000.00), as determined in the good faith discretion of the Chief Executive Officer and depending upon the level of assumption of operational responsibilities by the Executive. The Annual Base Salary for the third and any subsequent year shall be determined in the good faith discretion of the Chief Executive Officer, but in any event shall be equal to or greater than the Annual Base Salary received by the Executive during the second year of the Term of Employment. In determining the Annual Base Salary beginning in the third year of the Term of Employment, the Chief Executive Officer shall take into account market comparisons and the Executive’s individual performance. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

(b) Signing Bonus. The Executive acknowledges receipt from West Central Cooperative of a signing bonus of sixty thousand dollars ($60,000.00) (the “Signing Bonus”).

(c) Annual Bonus. For each calendar year during the Term of Employment, the Executive shall be eligible to participate in such bonus programs as are available to senior executives of the Company with the same intent and relative proportionality as for the Company’s President (the “Annual Bonus”), provided that the Executive shall be guaranteed an Annual Bonus of thirty thousand dollars ($30,000.00) at the conclusion of the first year of employment following the Effective Date of this Agreement.

(d) Equity Incentive Plan. The Executive shall participate, during the Term of Employment, in the Company’s stock incentive plan on the terms and conditions set forth in the Stock Option Agreement between the Company and Executive entered into as of the date hereof (the “Stock Option Agreement”).

(e) Additional Equity Earnings Opportunities. The Company and the Executive acknowledge that management discussions shall occur with the incoming Board for additional equity earnings opportunities over the next three (3) years for exceptional value created by key executives of the Company. To the extent determined by the Board, the Executive shall be eligible for any such additional equity earning opportunities.

(f) Key Performer Option and Equity Incentive Program. In addition to the foregoing incentive programs, the Company shall establish a management and key performer option and equity incentive program to facilitate annual employee bonus compensation and recruiting incentives. To the extent determined in the established program, the Executive shall be eligible for participation in the key performer option and equity incentive program to be established.

(g) Relocation. Upon the execution of this Agreement, the Company agrees to reimburse the Executive for the following relocation expenses, upon submission of documentation satisfactory to employee: (i) up to two (2) trips to the central Iowa area for the purpose of allowing the Executive to search for a house in the area, with each trip to last for up to three (3) days, and two (2) nights each and to include both the Executive and his spouse; (ii) up to two (2) months of temporary housing support in the Ralston/Jefferson area and round-trip weekend travel for Indianapolis, Indiana to Ralston, Iowa for the Executive; (iii) one (1) week of paid time during which the Executive shall relocate his family from Indiana to central Iowa, at a time mutually agreed upon by the Executive and the Company; (iv) the expenses associated with moving all household goods via a moving company, including, packing, loading, transport, unloading and related insurance; and (v) any temporary storage, if needed, for up to twelve (12) months. The foregoing relocation services shall be considered the “Full Relocation Package” available to the Executive.

(h) Other Benefits. During the Term of Employment, the Executive (i) shall be entitled to participate in all employee benefit plans which are generally available to the Company’s senior executives (subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans, programs and arrangements); and (ii) shall receive health insurance programs, executive medical benefits, sick pay, life insurance, accidental death and dismemberment benefits, long-term disability benefits and long-term care insurance (collectively “Welfare Benefits” and together with the benefits provided under the foregoing clause (i), the “Benefits”) which are generally available to the other senior executives of the Company.

(i) Fringe Benefits. During the Term of Employment, the Executive shall be entitled to the following fringe benefits: an appropriate automobile to be provided by the Company and made available for business and personal use, subject to taxable benefit computed and added to compensation for commuting expense, and reimbursement at IRS rates for personal miles (other than commuting) over two hundred (200 miles) per month.

(j) Reimbursement for Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company’s policies, practices and procedures.

(k) Vacation. During the Term of Employment, the Executive shall be entitled to no less than four (4) weeks paid vacation annually (to be computed as twenty (20) business days) in accordance with the plans, policies, programs and practices of the Company. During the Term of Employment, the Executive shall further be entitled to the normal federal holiday and sick day policies of the Company.

(l) Professional Development. The Executive shall attend one (1) annual one-week executive training program (e.g. University of Chicago Executive Development Series) (“Program”) at a location of the Executive’s choice each year. To facilitate the Executive’s attendance, the Company shall pay the actual expenses reasonably incurred by the Executive for attendance at the Program, subject to the following terms and limitations: (i) actual registration fees, without limitation as to dollar amount; (ii) actual travel cost consisting of transportation for the Executive alone by the most direct means reasonably available for reimbursable expenses at the minimum coach or comparable rates for all air, train, or other commercial carrier and all reasonable ground transportation expenses for travel between airport (or station) and location of the Program; (iii) lodging for the period of time beginning with the evening before the program begins and ending with the evening before the last day of the program (unless it is impractical to make reasonable return travel arrangements until the day after the program, in which event an additional night will be reimbursed); and (iv) meals for the Executive only. In addition, the Company shall pay the actual expenses reasonably incurred upon the foregoing terms and limitations for up to three (3) industry conferences per year, as deemed appropriate in support of the Company’s development and activities. Reimbursement shall be made only as to the expenses supported by appropriate documentation, including, where available, invoice, statement or receipt.

(m) Insurance. During the Term of Employment and thereafter while the Executive could have any liability, the Executive shall be an insured party in any liability insurance policy (including director and officer liability policy) by the Company for its directors and/or senior executive officers.

(n) Executive Assistant Support. The Company shall make available Executive assistant support as soon as reasonably available to other key executives of the Company.

5. TERMINATION OF EMPLOYMENT.

(a) Death or Disability. The Executive’s employment under this Agreement shall be automatically terminated upon the Executive’s death. If the Executive incurs a Disability during the Term of Employment (as that term is defined below), the Company may give the Executive written notice of its intent to terminate the Executive’s employment. In such event, the Executive’s employment shall terminate effective on the thirtieth (30th ) day after receipt of such notice by the Executive, provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.

For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his material duties with the Company on a full-time basis for six (6) consecutive months, or one hundred eighty (180) days within any period of eighteen (18) consecutive months, as a result of incapacity due to mental or physical illness. Until such termination, the Executive shall continue to receive his full compensation and benefits.

(b) By the Company.

(i) Without Cause. The Company may terminate the Executive’s employment during the Term of Employment without Cause (as that term is defined below) in compliance with Sections 5(d) and 5(e) of this Agreement.

(ii) For Cause. The Company, acting by its Chief Executive Officer (subject to the last paragraph of this Section 5(b)) may terminate the Executive’s employment during the Term of Employment for Cause (as that term is defined herein) in compliance with Sections 5(d) and 5(e) in this Section 5(b)(ii). For purposes of this Agreement, “Cause” shall mean:

(1) the Executive’s conviction of, or plea of nolo contendere to, any felony (other than vicarious liability which results solely from the Executive’s position with the Company, provided that the Executive did not know, or should not have known, of any act or failure to act upon which such conviction or plea is based, or knew, but acted on the advice of Company counsel);

(2) the Executive’s willful misconduct with regard to the Company having a material and demonstrable adverse affect on the Company;

(3) the Executive’s willful failure to attempt in good faith to perform the services to be rendered hereunder (except in the event of the Executive’s incapacity due to mental or physical illness) after receipt of written notice from the Board or the Chief Executive Officer and a reasonable opportunity for the Executive to cure such willful non-performance; or

(4) the Executive’s failure to adhere to, or take affirmative steps to carry out, any legal and proper directive of the Board or the Chief Executive Officer, after receipt of written notice from the Board or the Chief Executive Officer and a reasonable opportunity to hear such non-adherence or failure to act.

The termination of the Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a written determination provided by Board or the Chief Executive Officer (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board or Chief Executive Officer), finding that, in the good faith opinion of the Board or the Chief Executive Officer, the Executive is guilty of the conduct described in subparagraphs (1), (2), (3) or (4) above, and specifying the particulars thereof in reasonable detail. For purposes of this Agreement, any act, or failure to act, on the Executive’s part shall not be considered willful if done, or admitted to be done, by the Executive in good faith and in the reasonable belief that the Executive’s act or failure to act was the in Company’s best interests. Any act, or failure to act, based upon authority granted pursuant to a duly adopted Board resolution or advice of Company counsel shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the Company’s best interests.

(c) By the Executive.

(i) Without Good Reason. The Executive may terminate employment under this Agreement by giving written Notice of Termination (as that term is defined below) to the Company no less then thirty (30) days prior to such termination, unless such termination is pursuant to Section (5)(c)(ii) below, or the Company elects to waive or reduce such notice requirement.

(ii) With Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason (as that term is defined herein). For purposes of this Agreement, “Good Reason” shall mean:

(1) a diminution in the Executive’s level of title or a change in reporting such that the Executive reports to an executive below the level of the Chief Executive Officer of the Company;

(2) a decrease in Annual Base Salary, or Annual Bonus or other benefits opportunities below the amounts (or level of participation) specified in Sections 4(a), 4(b) and 4(c), respectively;

(3) any material diminution of aggregate benefits described in Sections 4(e)-4(n) of this Agreement; or

(4) any material breach by the Company of this Agreement, which shall include, but not be limited to, any breach of Section 2 hereof.

The termination of the Executive’s Employment by the Executive shall not be deemed to be for Good Reason unless and until the Executive shall have delivered to the Company written notice of his or her election to terminate for Good Reason, which notice must be delivered within ninety (90) days of the Executive becoming aware of the facts or circumstances claimed to provide the basis for such termination and otherwise comply with Sections 5(d) and 5(e), and the Company fails to cure such facts and circumstances to the reasonable satisfaction of the Executive within twenty (20) days following receipt of such notice.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions as indicated and (iii) if the Date of Termination (as that term is defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means the date the Executive’s employment with the Company terminates.

6. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a) Severance Benefits. Subject to Section 6(e) hereof, if, during the Term of Employment, the Company terminates the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

(i) within thirty (30) days after the Date of Termination, the Company shall pay to the Executive a cash lump sum equal to the sum of: (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (2) any bonus earned during the prior calendar year but not yet paid to the Executive; (3) any accrued but unused vacation in accordance with the Company’s policy; and (4) any incurred but unreimbursed business expenses in accordance with the Company policy (collectively, the “Accrued Obligations”);

(ii) within thirty (30) days after the Date of Termination, the Company shall pay to the Executive a cash lump sum equal to one-half (1/2) of his Annual Base Salary then in effect;

(iii) within thirty (30) days after the Date of Termination, the Company shall provide to the Executive a Full Relocation Package (as that package is described in Section 4(g) of this Agreement) to any location within the continental United States;

(iv) within thirty (30) days of the Date of Termination, the Company shall provide the Executive with outplacement/job placement support and services suitable to his position (but at a cost not exceeding Ten Thousand Dollars ($10,000.00) in the aggregate) through a professional services firm focused on placing executives, for a period of up to twelve (12) months from a firm reasonably designated by the Executive; and

(v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company through the Date of Termination, as well as any other amounts or rights that become due under this Agreement through the Date of Termination (such of their amounts and benefits through the Date of Termination shall be hereinafter referred to as the “Other Benefits”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Term of Employment, the Company shall pay or provide the Executive’s estate or beneficiary, as applicable, the Accrued Obligations and the Other Benefits. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a cash lump sum within thirty (30) days of the Date of Termination.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Term of Employment, the Company shall pay or provide the Executive the Accrued Obligations and the Other Benefits. The Accrued Obligations shall be paid to the Executive in a cash lump sum within thirty (30) days of the Date of Termination.

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Term of Employment or if the Executive terminates his employment during the Term of Employment (excluding a termination for Good Reason), the Company shall pay his Accrued Obligations and his Other Benefits.

(e) Release. The Executive’s right to receive any payment of any amount or provision of any benefit under this Section 6 (other than payments due to the Executive’s death), shall be conditioned upon the Executive’s execution of a binding and complete release of the Company and its affiliates and related parties substantially in the form attached hereto as Exhibit B, and expiration of any waiting periods contained in such release.

7. NOTICES. Any notice or demand desired or required to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after it is deposited in the United States mail, postage prepaid, and addressed as follows:

(a) If to the Company, to:

Renewable Energy Group, Inc.

406 First Street, P.O. Box 68

Ralston, Iowa 51459

Attention: President

and;

(b) If to the Executive, to:

Daniel J. Oh

Ames, IA

or to such other address or person as hereafter shall be designated in writing by the applicable party.

8. MISCELLANEOUS.

(a) Entire Agreement. Except for the Stock Option Agreement and the Confidentiality and Noncompete Agreement between the Company and Executive, this Agreement and all Exhibits attached hereto constitute the entire agreement between the parties hereto pertaining to the subject matters hereof, and supersedes all negotiations, preliminary agreements and all prior and contemporaneous discussions and understandings of the parties in connection with the subject matters hereof. Nothing contained in this Agreement shall limit the rights or obligations of Employee under the Stock Option Agreement, the Confidentiality and Non-Compete Agreement or any other written agreement between the Company and Employee relating to his employment, compensation or benefits.

(b) Amendment in Writing. No amendment, waiver, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed by the Executive and the duly authorized representative of the Board.

(c) No Waiver. Waiver of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

(d) Severability. In the event any provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable and if, for any reason, a court finds that any provision of this Agreement is invalid, illegal or unenforceable as written, but that by limiting such provision it would become valid, legal and enforceable, then such provision shall be deemed to be written and shall be construed and enforced as so limited.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without regard to conflicts of laws principles, and shall be deemed to have been entered into and performable in part in Ralston, Carroll County, Iowa.

(f) Construction. Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to the context. The titles or captions of paragraphs of this Agreement are provided for convenience of reference only and shall not be considered a part hereof for purposes of interpreting or applying this Agreement and such titles or captions do not define, limit, extend, explain or describe the meaning, scope or extent of this Agreement or any of its terms or conditions. This Agreement shall not be construed for or against either of the parties hereto, regardless of whether one party may have been more responsible for its preparation.

(g) Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto; provided, however, the Executive shall in no event be entitled to assign the performance of his duties hereunder and provided, further, in the event of any assignment, all of the terms, conditions and agreements of this Agreement shall remain in full force and effect and the Executive and the Company shall continue to be respectively liable for the due performance of the terms, conditions and agreements which they are respectively obligated to observe and perform. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

(h) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto (and their respective heirs, legal representatives, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in making proof hereof, it shall not be necessary to produce or account for more than one such counterpart.

(j) Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal court sitting in Des Moines, Iowa or Iowa District court sitting in Carroll, Iowa in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Iowa District court. Each of the parties irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceedings in such respective jurisdictions. Each of the parties irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Iowa by the delivery of copies of such process to each party, at its address specified for notices to be given hereunder or by certified mail directed to such address. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement on the day and year first above written.

EXECUTIVE	Renewable Energy Group, Inc.

/s/ DANIEL J. OH	By:	/s/ JEFFREY STROBURG
Daniel J. Oh, Personally	Name:	Jeffrey Stroburg
	Title:	CEO

Exhibit A- Organizational Chart (Section 2(b))

Exhibit B- Form of Release (Section 6(e))

EXHIBIT B

Form of Release

AGREEMENT AND GENERAL RELEASE

Renewable Energy Group, Inc. (the “Company”), its affiliates, divisions, successors and assigns, and the current, future and former employees, officers, directors, trustees, representatives and agents thereof, in such capacities (collectively referred to throughout this Agreement as the “Business Parties”) and [Executive’s name] (the “Executive”), his heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as the “Releasing Party”) have entered into this agreement and general release agreement (the “Agreement and General Release”) and agree as follows:

1. Last Day of Employment. The Executive’s last day of employment with the Company is [date]. Effective as of [date], the Executive will not be eligible for any benefits or compensation after [date], other than as specifically provided in Section 6 of the employment agreement between the Company and Executive dated as of [date] (the “Employment Agreement”), his right to indemnification and directors and officers liability insurance under Section 4(i) of the Employment Agreement, and his right to outplacement benefits under Section 6 of the Employment Agreement. The Executive further acknowledges and agrees that, after [date], he will not represent himself as being a director, employee, officer, trustee, agent or representative of the Company for any purpose. In addition, effective as of [date], the Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any benefit plans of the Company. These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 6(e) of the Employment Agreement.

3. Revocation. The Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to the Company and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the Company’s Chief Executive Officer and General Counsel, or his/her designee, or mailed to the Company, [company’s address] and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the State of Iowa, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claims. The Releasing Party knowingly and voluntarily releases and forever discharges the Business Parties from any and all claims, causes of actions, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against the Business Parties, the Releasing Party has, has ever had or may have as of the date of execution of this Agreement and General Release, including, without limitation, any alleged violation of:

•	the National Labor Relations Act, as amended;

•	the Civil Rights Act of 1866, as amended, Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, as amended;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	the Employee Retirement Income Security Act of 1974, as amended;

•	the Immigration Reform and Control Act, as amended;

•	the Americans with Disabilities Act of 1990, as amended;

•	the Age Discrimination in Employment Act of 1967, as amended;

•	the Older Workers Benefit Protection Act of 1990;

•	the Worker Adjustment and Retraining Notification Act, as amended;

•	the Occupational Safety and Health Act, as amended;

•	the Family and Medical Leave Act of 1993;

•	the Iowa Civil Rights Act of 1965 (Iowa Code Chapter 216), as amended;

•	the Iowa Wage Payment Collection Law (Iowa Code Chapter 91A), as amended;

•

the laws of the State of Iowa concerning wages, employment and discharge or any other law, rule, regulation or ordinance pertaining to employment, terms and conditions of employment, or termination of employment;

•	any other federal, state or local civil or human rights laws or any other local, state or federal law, regulation or ordinance;

•	any public policy, contract, tort, or common law; or

•	any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

No reference to the aforementioned causes of action or claims is intended to limit the scope of this Agreement and General Release. Notwithstanding the above, the sole matters to which the Agreement and General Release do not apply are: (i) the Executive’s rights of indemnification and directors and officers liability insurance coverage pursuant to Section 4(i) of the Employment Agreement or otherwise; (ii) the Executive’s rights under any tax-qualified pension plan or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA; (iii) the Executive’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iv) the Executive’s rights as a stockholder.

5. No Future Grievances. The Releasing Party waives his right to file any charges, complaints, grievances, lawsuits or related documents against the Business Parties arising out of the Executive’s employment with or separation from the Company before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement and General Release, however, does not prevent Executive from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Executive waives his right to recovery any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Executive under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

6. Affirmations. The Executive affirms he has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against the Business Parties in any forum or form. Executive also affirms he has no known workplace injuries.

7. Return of Property. The Executive represents that he has returned to the Company all property belonging to the Company, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards.

8. Governing Law and Interpretation. This Agreement and General Release shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to principles of conflict of laws. In the event the Executive or the Company breaches any provision of this Agreement and General Release, the Executive and the Company affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release.

9. Severability. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

10. Nonadmission of Wrongdoing. The Executive agrees neither this Agreement and

General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

11. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

12. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement shall survive and continue in full force and effect. Executive acknowledges he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release.

THE EXECUTIVE HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

THE EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, THE EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE BUSINESS PARTIES.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below.

Company

/s/	By:	/S/

[Name]	Name:
Title:

Date:	Date:

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